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                                                                     EXHIBIT 3.1


                            Articles of Incorporation
                                       of
                    Community Financial Holding Company, Inc.


                                       1.

         The name of the Corporation is: "Community Financial Holding Company, Inc."

                                       2.

         The Corporation shall have authority, exercisable by its Board of Directors, to issue up to 10,000,000 shares of common stock, $5.00 par value per share ("Common Stock").

                                       3.

         The initial registered office of the Corporation shall be at 2775 Buford Highway, Duluth, Gwinnett County, Georgia 30096. The initial registered agent of the Corporation at such address shall be Mr. Thomas J. Martin.

                                       4.

         The mailing address of the initial principal office of the Corporation is 2775 Buford Highway, Duluth, Gwinnett County, Georgia 30096.

                                       5.

         The name and address of the Incorporator of the Corporation is:

                                  Larry W. Shackelford, Esq.
                                  Morris, Manning & Martin, LLP
                                  1600 Atlanta Financial Center
                                  3343 Peachtree Road, N.E.
                                  Atlanta, Georgia 30326

                                       6.

         No director of the Corporation shall be personally liable to the Corporation or its shareholders for monetary damages for breach of the duty of care or any other duty as a director, except that such liability shall not be eliminated for:

                  (i) any appropriation, in violation of the director's duties, of any business opportunity of the Corporation;


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                  (ii)     acts or omissions that involve intentional misconduct
                           or a knowing violation of law;

                  (iii) liability under Section 14-2-832 (or any successor provision or redesignation thereof) of the Georgia Business Corporation Code (the "Code"); and

                  (iv) any transaction from which the director received an improper personal benefit.

         If at any time the Georgia Business Corporation Code shall have been amended to authorize the further elimination or limitation of the liability of a director, then the liability of each director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Code, as so amended, without further action by the shareholders, unless the provisions of the Code, as amended, require further action by the shareholders.

         Any repeal or modification of the foregoing provisions of this Article shall not adversely affect the elimination or limitation of liability or alleged liability pursuant hereto of any director of the Corporation for or with respect to any alleged act or omission of the director occurring prior to such a repeal or modification.

                                       7.

         The Board of Directors, any committee of the Board of Directors and any individual Director, in discharging the duties of their respective positions and in determining what is believed to be in the best interest of the Corporation, may in their sole discretion consider the interests of the employees, customers, suppliers and creditors of the Corporation and its subsidiaries, the communities in which offices or other establishments of the Corporation and its subsidiaries are located, and all other factors such Directors consider pertinent, in addition to considering the effects of any action on the Corporation and its shareholders. Notwithstanding the foregoing, this Article shall not be deemed to provide any of the foregoing constituencies any right to be considered in any such discharging of duties or determination.

                                       8.

         Should any provision of these Articles of Incorporation, or any clause hereof, be held to be invalid, illegal or unenforceable, in whole or in part, the remaining provisions and clauses of these Articles of Incorporation shall remain valid and fully enforceable.


                                      -2-
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         IN WITNESS WHEREOF, the undersigned has caused these Articles of
Incorporation to be executed, this 20th day of February, 2002.



                                       /s/ Larry W. Shackelford
                                     --------------------------
                                     Larry W. Shackelford, Esq.
                                     Incorporator



Morris, Manning & Martin, LLP
1600 Atlanta Financial Center
3343 Peachtree Road, N.E.
Atlanta, Georgia  30326
(404) 504-7651